                                                            EXHIBIT 99.d(ii)(AA)

                   AMENDMENT TO INVESTMENT ADVISORY AGREEMENT
                           (AMERICAN AADVANTAGE FUNDS)

         This Amendment to Investment Advisory Agreement (the "Agreement") is made and entered into as of September 1, 2003, between AMR Investment Services, Inc. (the "Manager") and Morgan Stanley Investment Management Inc. (formerly, Morgan Stanley Dean Witter Investment Management Inc.) (the "Adviser").

                               W I T N E S S E T H

         WHEREAS, MSIM currently serves as investment sub-adviser to the Emerging Markets Fund of the American AAdvantage Funds, pursuant to an Investment Advisory Agreement dated July 31, 2000, as may be amended thereafter (the "IA Agreement"); and

         WHEREAS, the Manager and the Adviser wish to amend the fee schedule set forth in Schedule A to the IA Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

         1. Schedule A to the IA Agreement is hereby deleted and replaced in its entirety with the attached revised Schedule A, and all references in the IA Agreement to Schedule A shall be deemed to refer to the attached Schedule A.

         2. Except as provided herein, the IA Agreement shall remain in full force and effect. This Amendment and the IA Agreement, as amended, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersede any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof. In the event of any conflict between the terms of this Amendment and the IA Agreement, the terms of this Amendment shall control.

         3. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall be binding upon the parties and their respective successors and assigns.

         4. This Amendment shall be effective as of the date written above.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

         AMR INVESTMENT SERVICES, INC.            MORGAN STANLEY INVESTMENT
                                                  MANAGEMENT INC.

         By: ____________________________         By: __________________________

         Name: __________________________         Name: ________________________

         Title: _________________________         Title: _______________________

                                Schedule A to the
                            American AAdvantage Funds
                          Investment Advisory Agreement
                                     between
                          AMR Investment Services, Inc.
                                       and
                    Morgan Stanley Investment Management Inc.

         AMR Investment Services, Inc. shall pay compensation to Morgan Stanley Investment Management Inc. (the "Adviser") pursuant to section 3 of the Investment Advisory Agreement between said parties for rendering investment sub-advisory services with respect to the Emerging Markets Fund (the "Portfolio") of the American AAdvantage Funds based on the following calculation:

         (a) 1.10% on the first $10 million in Combined Assets, 0.90% on the next $140 million in Combined Assets, 0.80% on the next $50 million in Combined Assets, plus 0.70% on Combined Assets above $200 million, multiplied by

         (b)      the ratio of the Portfolio's Assets over the Combined Assets

         For purpose of the above calculation, the "Combined Assets" shall include: (i) the assets of the Portfolio, (ii) the assets of the American Airlines, Inc. Master Fixed Benefits Pension Trust invested in the Morgan Stanley Investment Management Emerging Markets Trust, a commingled trust vehicle sponsored and managed by the Adviser (the "EM Pooled Trust"), pursuant to an Adoption Agreement dated January 10, 2003, as may be amended thereafter, and
(iii) the assets of the American Airlines, Inc. Pilots Variable Benefits Trust invested in the EM Pooled Trust, pursuant to an Adoption Agreement dated January 10, 2003, as may be amended thereafter.

         In calculating the amount of assets under management solely for the purpose of determining the applicable percentage rate, there shall be included all other assets or trust assets of American Airlines, Inc. also under management by the Investment Manager.

         If the management of the accounts commences or terminates at any time other than the beginning or end of a calendar quarter, the fee shall be prorated based on the portion of such calendar quarter during which the Agreement was in force.

DATED:  September 1, 2003